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EXHIBIT 99(a)



                               HECHINGER COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)
                      (in thousands except per share data)




                                                          13 WEEKS ENDED                              26 WEEKS ENDED
                                                   JULY 30, 1994    JULY 31, 1993             JULY 3O, 1994     JULY 31, 1993
                                                   -------------    -------------             -------------     -------------
REVENUES
Net sales                                          $     708,874    $     609,233             $   1,283,175     $   1,088,377
Other (principally interest)                               1,247            1,293                     1,668             2,204
                                                   -------------    -------------             -------------     -------------

Total Revenues                                           710,121          610,526                 1,284,843         1,090,581

COSTS AND EXPENSES
Cost of sales                                            547,923          471,854                   996,074           843,143
Selling, general and administrative expenses             122,261          107,760                   234,597           206,573
Interest expense                                           7,561            4,981                    14,758            10,256
                                                   -------------    -------------             -------------     -------------

Total Costs and Expenses                                 677,745          584,595                 1,245,429         1,059,972
                                                   -------------    -------------             -------------     -------------

EARNINGS BEFORE INCOME TAXES                              32,376           25,931                    39,414            30,609

INCOME TAX EXPENSE                                        11,008            8,037                    13,401             9,487
                                                   -------------    -------------             -------------     -------------

NET EARNINGS                                       $      21,368    $      17,894             $      26,013     $      21,122
                                                   =============    =============             =============     =============


PRIMARY AND FULLY DILUTED EARNINGS PER
COMMON SHARE:                                      $        0.48    $        0.41             $        0.60     $        0.50
                                                   =============    =============             =============     =============

AVERAGE NUMBER OF COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING
Primary                                                   47,007           46,339                    46,835            46,339
Fully diluted                                             47,007           46,340                    46,928            46,340



DIVIDENDS PER SHARE:
Class A common                                     $        0.04    $        0.04             $        0.08     $        0.08
Class B common                                     $        0.02    $        0.02             $        0.03     $        0.03



See notes to consolidated financial statements.





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